Exhibit 99.1

eMagin Announces Third Quarter 2012 Results
--Strengthens Operations with New Head of Manufacturing--
--Maintains 2012 Revenue Guidance Range to $30-$34 Million--

BELLEVUE, Wash., November 5, 2012 - eMagin Corporation (NYSE MKT: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, today announced results for the third quarter of 2012, ended September 30, 2012.

“Important items completed during the third quarter include work on two next-generation OLED microdisplays, hiring a new head of manufacturing and achieving full automation of our new OLED deposition tool,” said. Andrew G. Sculley, president and chief executive officer. “Samples of our new XGA display have been shipped, paving the way for our entry into the large and growing market for electronic camera viewfinders. In addition, our new digital SVGA display, a next-generation version of our best-selling product, the SVGA, is nearly complete. These new displays further broaden our industry leading product line of OLED microdisplays, with resolutions from VGA to WUXGA, and soon up to 2,000 by 2,000 pixels.”

Mr. Sculley continued, “We made great strides in optimizing our new OLED deposition machine. We are now running SVGA displays and will qualify other displays going forward. As we continue to enhance our manufacturing operations, we recognized the need to have a highly experienced head of manufacturing on board. To that end, I am pleased to announce that John R. Coleman has joined eMagin as director of manufacturing. John brings more than 25 years of engineering, manufacturing and operations experience at leading high tech companies including ON Semiconductor, UltraSource, Inc., STMicroelectronics and Atmel. John’s depth of knowledge and experience will be invaluable as we continue to optimize our new OLED deposition machine, make other enhancements to our processes and prepare for anticipated higher production volumes.”

Third Quarter 2012 Results

Total revenues for the third quarter were $7.5 million versus $8.3 million for the third quarter of 2011. The decrease in total revenues is attributable to lower R&D contract revenue. Product revenue equaled the comparable year-ago quarter. eMagin had additional display purchase orders that were not shipped and will be pushed into the fourth quarter.

Gross margin for the third quarter was 49 percent on gross profit of $3.6 million, compared to a gross margin of 53 percent on gross profit of $4.4 million in the same quarter last year. The decrease in third quarter 2012 gross margin was due primarily to higher production costs and the lower average selling price per unit.

Operating expenses are comprised of selling, general and administrative (SG&A) expenses and research and development (R&D) expenses. SG&A expenses decreased $74,000 and R&D expenses increased $408,000 due to increased company funded R&D activity, including work on two new displays, the XGA display for the electronic viewfinder market and the digital SVGA.

Income from operations was $558,000 in the third quarter of 2012 as compared to $1.6 million in the third quarter of 2011. Net income for the third quarter was $340,000 or $0.01 per diluted share. The company adjusts net income for income tax since it records full tax rates but due to its net operating loss carryforwards (NOL) pays only a small amount of income tax. Adjusted net income, taking into account the impact of the net operating loss carryforwards (NOL), was $550,000 or $.02 per diluted share. Third quarter adjusted EBITDA was $1.2 million versus $2.1 million in the prior year. (See tables below.)

At September 30, 2012, the Company had approximately $16.6 million in cash, cash equivalents and investments in certificates of deposit and corporate bonds, compared to $14.3 million on December 31, 2011. During the quarter, the Company did not repurchase any additional shares of its common stock. As of September 30, 2012, there was approximately $2.0 million remaining under the stock repurchase plan. The Company has no debt.

Recent Corporate Highlights

●
John R. Coleman has joined eMagin as director of manufacturing. He will be located in the Company’s manufacturing facility in Hopewell Junction, New York. John brings more than 25 years of engineering, manufacturing and operations experience at leading high tech companies,

●
eMagin achieved fully automated operation of its new OLED deposition machine and is continuing to optimize throughput as additional operators are trained and product-specific tooling is created to allow the new machine to run all of its products,

●
First prototypes of the XGA display were completed and samples were shipped to a strategic customer. The Company is implementing further improvements prior to general release in the fourth quarter. The display takes advantage of the improvements embodied in our SXGA and WUXGA OLED microdisplays,

●	The U.S. SOCOM program regarding the WUXGA is progressing well and remains on schedule for completion in the fourth quarter,

●	The Display Beam Combiner Assembly for the Enhanced Night Vision Goggle program with ITT Exelis is in full production mode with ongoing deliveries to Exelis,

●	Phase I of the Navair program is nearly completed and will be finalized before the end of 2012. Meanwhile, Phase II of the program has begun,

●
eMagin will soon be releasing its Digital SVGA OLED microdisplay. The display is a direct replacement of our SVGA+ but with a digital interface with greatly improved contrast and pixel-to-pixel uniformity. The display takes advantage of the improvements embodied in our SXGA and WUXGA OLED microdisplays.

Outlook

eMagin is maintaining its 2012 revenue guidance range of $30-$34 million. The Company expects further increases in display sales during the balance of the year due to greater activity from existing and new customers as well as from the ongoing enhancements to its production processes.

Conference Call Information

Full results will be published in the Company's 10-Q report for the third quarter ended September 30, 2012, to be filed on Thursday November 8th and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 5:00 p.m. ET. An archive of the webcast will be available one hour after the live call through December 5, 2012. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and  mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Investor Contact:

Paul Campbell,
Chief Financial Officer
425-284-5220
pcampbell@emagin.com

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2012 (unaudited)	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$7,567	$7,571
Investments	8,267	5,745
Accounts receivable, net	4,977	5,576
Inventories, net	2,814	2,760
Prepaid expenses and other current assets	931	1,008
Total current assets	24,556	22,660
Long-term investments	761	1,000
Equipment, furniture and leasehold improvements, net	6,904	5,980
Other assets	125	127
Deferred tax asset	8,165	8,165
Total assets	$40,511	$37,932

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$888	$961
Accrued expenses	2,462	2,246
Other current liabilities	739	614
Total current liabilities	4,089	3,821

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2012 and December 31, 2011	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,674,541 shares as of September 30, 2012 and 23,513,978 as of December 31, 2011	24	24
Additional paid-in capital	223,052	220,838
Accumulated deficit	(186,191)	(186,656)
Treasury stock, 150,000 shares as of September 30, 2012 and 25,000 shares as of December 31, 2011	(463)	(95)
Total shareholders’ equity	36,422	34,111
Total liabilities and shareholders’ equity	$40,511	$37,932

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:

Product	$6,309	$6,306	$19,263	$16,564
Contract	1,201	1,957	2,971	4,589
Total revenue, net	7,510	8,263	22,234	21,153

Cost of goods sold:

Product	3,132	2,902	9,914	8,554
Contract	729	1,002	1,477	2,368
Total cost of goods sold	3,861	3,904	11,391	10,922

Gross profit	3,649	4,359	10,843	10,231

Operating expenses:

Research and development	1,173	765	3,571	2,071
Selling, general and administrative	1,918	1,992	6,525	6,361
Total operating expenses	3,091	2,757	10,096	8,432

Income from operations	558	1,602	747	1,799

Other income (expense):
Interest expense, net	(10)	(26)	(18)	(85)
Other income, net	13	3	32	32
Change in fair value of warrant liability	—	3,028	—	2,548
Total other income (expense), net	3	3,005	14	2,495
Income before provision for income taxes	561	4,607	761	4,294
Provision for income taxes	221	488	295	542

Net income	$340	$4,119	$466	$3,752
Less net income allocated to participating securities	83	1,015	113	954
Net income allocated to common shares	$257	$3,104	$353	$2,798

Income per share, basic	$0.01	$0.13	$0.02	$0.13
Income per share, diluted	$0.01	$0.03	$0.01	$0.02

Weighted average number of shares outstanding:

Basic	23,444,361	23,084,229	23,473,770	22,153,525
Diluted	25,393,035	25,322,920	25,360,864	25,642,105

 eMAGIN CORPORATION
Non-GAAP Information
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted Net Income:	2012	2011	2012	2011

Income before provision for income taxes	$561	$4,607	$761	$4,294
Adjusted provision for income taxes	11	92	15	86
Adjusted net income	550	4,515	746	4,208
Less adjusted net income allocated to participating securities	134	1,112	181	1,070
Adjusted net income allocated to common shares	416	3,403	565	3,138

Adjusted EPS:
Basic	$0.02	$0.15	$0.02	$0.14
Diluted	$0.02	$0.05	$0.02	$0.04

Weighted average number of shares outstanding:
Basic	23,444,361	23,084,229	23,473,770	22,153,525
Diluted	23,393,035	25,322,920	25,360,864	25,642,105

Adjusted EBITDA:

Adjusted net income	$550	$4,515	$746	$4,208
Change in fair value of warrant liability	-	(3,029)	-	(2,548)
Severance	(6)	-	(53)	9
Net income, adjusted	544	1,486	693	1,669
Non-cash compensation	559	416	1,959	1,777
Depreciation and amortization expense	57	48	168	118
Interest expense	10	26	18	85
Adjusted provision for income taxes	11	92	15	86
Adjusted EBITDA	$1,181	$2,068	$2,853	$3,735